SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934




Date of report (Date of earliest event reported): November 3, 2006



                                   Coach, Inc.
                                   -----------
             (Exact name of registrant as specified in its charter)


   Maryland                          1-16153                     52-2242751
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  (State of                 (Commission File Number)           (IRS Employer
 Incorporation)                                             Identification No.)


                    516 West 34th Street, New York, NY 10001
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               (Address of principal executive offices) (Zip Code)


                                 (212) 594-1850
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              (Registrant's telephone number, including area code)

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Item 8.01. Other Events.
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                            Rule 10b5-1 Trading Plan
                            ------------------------

     On November 3, 2006, Lew Frankfort, the Chairman and Chief Executive Officer of Coach, Inc., entered into a trading plan with Goldman, Sachs & Co. Pursuant to this plan, Goldman, Sachs will undertake to sell approximately 682,000 of Mr. Frankfort's shares of Coach common stock at specified intervals. This trading plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and complies with Coach's insider trading policy.

     Under the trading plan, Mr. Frankfort will sell pre-determined numbers of these shares at market prices between November 2006 and February 2007. These sales will be timed to follow Coach's regular earnings announcements for the first and second quarters of Coach's fiscal year 2007 (ending on September 30 and December 30, 2006, respectively), subject to certain minimum prices, reflecting Mr. Frankfort's continued confidence in the Company's outlook. The trading plan expires on February 27, 2007 unless terminated earlier under certain conditions.

     The purpose of Mr. Frankfort's trading plan is to diversify a portion of his assets in an orderly manner, while still maintaining his outright Coach stock ownership over time through option exercises. Following Mr. Frankfort's exercise and the sales of shares under the new trading plan, Mr. Frankfort expects his ownership level to remain at the levels shown below, further reflecting his positive outlook for the company's prospects:

     o    approximately 3.5 million shares of Coach common stock;

     o options to purchase approximately 6.9 million shares of Coach common stock; and

     o    approximately 259,000 restricted stock units.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2006

                                      COACH, INC.

                                      By: /s/ Carole P. Sadler
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                                          Carole P. Sadler
                                          Senior Vice President, General Counsel
                                          and Secretary